Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148328) of Enterprise Financial Services Corp of our reports dated June 24, 2011 relating to the financial statements and supplemental schedule of EFSC Incentive Savings Plan, which appear in this Form 11-K.

/s/ RubinBrown LLP
St. Louis, Missouri
June 24, 2011